Exhibit 14.1

POLICY STATEMENT
Subject: Code of Business Conduct and Ethics	Date Issued: September 25, 2009 Date Amended: November 10, 2014 Date Amended: February 16, 2017 Date Amended: May 21, 2019 Date Amended: February 23, 2021
Approved by: Board of Directors Date: February 23, 2021	Distribution:

Introduction

Set forth herein is the Code of Business Conduct and Ethics (the “Code”) adopted by B. Riley Financial, Inc., a Delaware corporation (the “Company”). This Code summarizes basic guiding principles and standards of conduct to guide all employees, directors and officers of the Company and its subsidiaries and controlled affiliates in meeting our goal to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. All of our employees, officers and directors must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of wrongdoing or improper behavior. Our standard has been, and will continue to be, to advance the highest standards of ethical conduct. We expect the Company’s agents, consultants, contractors and representatives to be guided by the principles and standards set forth in this Code.

If you have questions regarding any of the goals, principles, or standards discussed or policies or procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, you should contact the Company’s General Counsel or another member of the Legal Department, or follow the guidelines set forth in Section 16 of this Code.

Every director, officer and employee has a duty to adhere to this Code and those who violate the standards in this Code will be subject to disciplinary action which may include suspension or dismissal and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. If you are involved in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 16 of this Code.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations concerning the subject matter of this Code to the extent they are inconsistent.

Please sign the acknowledgment form attached hereto as Exhibit A indicating that you have received, read, understand and agree to comply with this Code and return the form as instructed. The signed acknowledgment form will be located in your personnel file. Each year, as part of the annual review process, officers and other appropriate personnel will be asked to sign an acknowledgment indicating their continued understanding of and compliance with the Code. In addition, periodically, you may be asked to participate in seminars, training meetings and similar activities related to reinforcing your understanding of this Code and its applicability to the Company’s business.

1.	Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies.

●	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

●	Adhere to a high standard of business ethics.

2.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees, officers and directors must respect and obey the laws of the cities, states and countries in which we operate and the rules and regulations applicable to the Company’s business. Although not all employees are expected to know the details of all of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel who should consult with the General Counsel or another member of the Legal Department as necessary or appropriate. Compliance with the law does not obviate the need to act with the highest honest and ethical standards.

To promote compliance with laws, rules, regulations and the policies of the Company, including insider trading rules, other securities laws, and anti-discrimination and anti- harassment laws and policies, the Company has established various compliance policies and procedures and, where appropriate, may conduct information and training sessions.

3.	Conflicts of Interest

A “conflict of interest” exists when a person’s personal private interest interferes in any way—or even appears to interfere in any way—with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests in connection with or as a result of a material transaction or relationship that may make it difficult for him or her or others to perform work or make decisions objectively and effectively in the Company’s interest. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Conflicts of interest, unless approved in accordance with this Code, as applicable, are prohibited as a matter of Company policy. Examples include the following:

(a)	Employment/Outside Employment

In consideration of their employment with the Company, employees are expected to devote their full attention to the business interests of the Company. Employees are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a client, credit source or competitor, or from taking part in any activity that enhances or supports a competitor’s position. If you have any questions regarding this requirement, you should contact the General Counsel or another member of the Legal Department.

(b)	Outside Directorships

It is a conflict of interest to serve as a director of any competitor of the Company. Employees may not serve as a director of another company without first obtaining the approval of the Company’s Chief Executive Officer (the “CEO”). Directors are required to review with the Board of Directors other proposed directorships to confirm that accepting such directorship is consistent with the Company’s Corporate Governance Guidelines.

(c)	Business Interests

If you are considering investing in a client, credit source or competitor, great care must be taken to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

(d)	Related Parties

As a general rule, you should avoid conducting business or engaging in a transaction on behalf of the Company with a family member or significant other, or with a company or firm with which you or a family member or significant other is a significant owner or associated or employed in a significant role or position. “Family members” include any person related by blood, adoption or marriage, including grandparents, aunts, uncles, nieces, nephews, cousins, stepchildren, stepparents, and in-laws. “Significant others” include co- habitants, domestic partners, and persons with whom an employee has (or reasonably expects to have) a consensual romantic, sexual, intimate or dating relationship.

The Audit Committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving such potential related party transactions or business or professional relationships must be reported to the Chief Financial Officer (“CFO”) who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. You must not enter into, develop or continue any such material transaction or relationship without obtaining such prior Audit Committee approval. The Company must report all material related party transactions and business or professional relationships under applicable accounting rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

Conflicts of interest or the material nature of a transaction or relationship may not always be clear-cut; if questions arise, you should consult with the CFO before entering into, developing or continuing a transaction that could reasonably be expected to give rise to a conflict of interest.

(e)	Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the guidelines described in Section 16 of this Code.

4.	Insider Trading

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information about the Company or any other company for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Please refer to the Company’s Insider Trading Policy for additional information. The purpose of such policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policies and to set forth procedures with respect to trading in the Company’s securities.

5.	Public Disclosure

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in the periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company. In meeting such standards for disclosure, the Company’s executive officers and directors shall at all times comply with the Company’s disclosure obligations pursuant to applicable securities laws and SEC rules and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non- public negotiations or other business developments. The Company’s CEO and CFO are responsible for establishing effective disclosure controls and procedures and internal controls over financial reporting within the meaning of applicable SEC rules and regulations. The Company expects the CEO and CFO to take leadership roles in implementing such controls and procedures and to position the Company to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure. Inadvertent public disclosure of the Company’s material non-public information should be reported immediately to the CEO and CFO. Each director, officer or employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting;

(b) not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations;

(c) properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others); and

(d) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

No employee, officer or director should interfere with, hinder or obstruct the Company’s efforts to meet the standards for public disclosure set forth above.

We communicate with the press and others making inquiries through official channels only. All inquiries received from the media concerning the Company should be handled in accordance with the Company’s Regulation FD Policy or directed to the Company’s General Counsel.

6.	Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Employees, officers and directors are prohibited from exploiting for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is fully disclosed to the Board and the Board declines to pursue such opportunity. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. If you intend to make use of Company property or services in a manner not solely for the benefit of the Company, please consult beforehand with your supervisor.

7.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. We must comply with Fair Competition laws, including U.S antitrust rules, which are designed to prohibit agreements or actions that reduce competition and harm customers. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s clients, consultants, competitors and other employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, director, family member of any of the foregoing or agent unless it:

●	is not a cash gift,

●	is consistent with customary business practices,

●	is not excessive in value,

●	cannot be construed as a bribe or payoff and does not create an appearance of impropriety, and

●	is in compliance with the Company’s policy on gifts and gratuities and does not violate any laws or rules or regulations.

Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

8.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. It is the Company’s policy to provide equal employment opportunity for all applicants and employees. The Company does not unlawfully discriminate on the basis of race, color, religion, sex (including pregnancy, childbirth, or related medical conditions), sexual orientation, national origin, age, disability, marital status, veteran status, or any other basis prohibited under federal, state or local law. In addition, the Company is committed to providing a workplace free of unlawful harassment. This includes not only sexual harassment, but also harassment on any of the bases set forth above. The Company strongly disapproves of and will not tolerate harassment of employees by managers, supervisors, co-workers or non-employees. Similarly, the Company will not tolerate harassment by its employees of non-employees with whom Company employees have a business, service, or professional relationship. For information about the Company’s policies against discrimination and harassment, please refer to the Company’s Employee Handbook. All of our employees deserve a positive work environment where they will be respected and we are committed to providing an environment that supports honesty, integrity, respect, trust and responsibility. All of our employees should contribute to the creation and maintenance of such an environment and our executive officers and management and supervisory personnel should take a leadership role in achieving a work environment that meets our diversity standards and is free from the fear of retribution.

9.	Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

10.	Record-Keeping

The purpose of this policy is to set forth and convey the Company’s requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the CFO. Please refer to the Company’s business travel policy for further information regarding business expenses.

The Company’s responsibilities to its stockholders and the investing public require that all of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls and generally accepted accounting practices and principles. Each director, officer or employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel. No one should rationalize or even consider misrepresenting facts or falsifying records. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to email, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. No record or document shall be destroyed which is the subject of a subpoena or other legal process or if there is a reasonable belief that litigation proceedings or government investigative proceedings are likely to occur and it is anticipated that such record or document is relevant to such proceedings. All employees are expected to comply with all federal, state and industry-specific record retention rules and requirements as well as the Company’s record retention policies.

11.	Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the CEO or CFO or required by law or other regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

The Company and its employees, agents, consultants and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government inquiries and requests for information, documents or investigative interviews (whether in person, by phone, email or written correspondence) must be referred to the General Counsel, who will be responsible for coordinating a response. No financial information may be disclosed without the prior approval of the CFO.

Several countries (including Canada, Argentina, Japan, Hong Kong and Australia) and the European Union have strict rules with respect to collection of Personal Information about individuals, which apply to companies that collect information about their employees. Personal Information may include information that would be routinely gathered in the U.S. such as home address, contact information, and personnel information. Many of these rules prohibit transmission of Personal Information about individuals from outside the U.S. into the U.S., unless certain safeguards are provided with respect to the Personal Information transmitted into the U.S. All employees outside the U.S. should use care with respect to collection, storage and transmission of any Personal Information to ensure compliance with applicable privacy and data protection laws and regulations. All employees inside the U.S should use care with respect to receiving or obtaining any Personal Information from locations outside the U.S. All employees in any location should raise any questions about appropriate treatment of Personal Information with the Company’s General Counsel or another member of the Legal Department.

12.	Protection and Proper Use of Company Assets

All employees, directors and officers should endeavor to protect the Company’s property, electronic communications systems, information resources, facilities and equipment and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section 16 of this Code. Company assets should not be used for non-Company business, although we recognize that incidental personal use may be permitted without adversely affecting the interests of the Company. Personal use of Company assets must always be in accordance with Company policy. You should consult your supervisor for appropriate guidance and permission.

The obligation of employees, directors and officers to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Unauthorized duplication of copyrighted computer software violates the law. You must neither engage in nor tolerate the making or using of unauthorized software copies and must comply will all license and purchase terms regulating the use of any software. The Company will provide all software needed to meet legitimate needs.

13.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, there are a number of federal and state laws and regulations regarding business gratuities which may be accepted by U.S. or state government personnel. The promise, offer or delivery to an official or employee of the U.S. government or a state government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. Local governments, as well as foreign governments, may have similar rules. You must consult with the General Counsel or another member of the Legal Department prior to making any such gifts.

14.	Waivers of the Code of Business Conduct and Ethics

Any waiver of any provision of this Code for executive officers or directors must be approved by the Board and will be promptly disclosed as required by applicable securities law or stock exchange regulation. With regard to employees who are not executive officers, waivers must be approved by the General Counsel.

15.	Reporting any Illegal or Unethical Behavior; No Retaliation

It is your obligation and ethical responsibility to help enforce this Code, and to that end, you must promptly report violations of this Code in accordance with the guidelines set forth in Section 16 of this Code. Employees, officers and directors are encouraged to talk to supervisors, managers or other appropriate personnel about observed or suspected illegal, improper or unethical behavior and when in doubt about the best course of action in a particular situation. You should know that reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is both a violation of Company policy and is prohibited by a variety of state and federal civil and criminal laws including the Sarbanes-Oxley Act of 2002. Accordingly, it is the policy of the Company not to allow retaliation for reports of wrongdoing or misconduct by others made in good faith by employees. Employees, officers and directors are expected to cooperate in internal investigations of wrongdoing or misconduct.

16.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any employee, officer or director of the Company has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints in accordance with the Company’s Complaint Procedures for Accounting and Auditing Matters.

17.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, you should keep in mind the following steps as you consider a particular problem or concern.

(a) Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

(b) Ask yourself: What specifically am I being asked to do or ignore? Does it seem illegal, unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it may very well be.

(c) Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss your concerns.

(d) You must report violations of this Code to or otherwise discuss your concerns in this regard with your supervisor. In many cases, your supervisor will be more knowledgeable about the question or concern, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems. Supervisors are obligated to report violations of this Code to the General Counsel or another member of the Legal Department.

(e) In the case where it may not be appropriate to report a violation to or discuss your concerns with your supervisor, or where you do not feel comfortable approaching your supervisor to report a violation or discuss your concerns, you may report the violation or discuss your concerns with the General Counsel or another member of the Legal Department. If you prefer to report violations or your concerns in writing on an anonymous basis, please address your concerns to the Chairperson of the Audit Committee at the following address: B. Riley Financial, Inc., 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025, Attention: Audit Committee Chairperson.

(f) Reports of violations of this Code or other complaints made to the persons referenced above will be reviewed by the General Counsel or his designee, who shall either (i) conduct an investigation of the facts and circumstances as he deems appropriate and report his conclusions and remedial actions taken, if any, to the Audit Committee or (ii) report the alleged violation or other complaint to the Audit Committee for further direction. The Chairperson of the Audit Committee will review all anonymous written reports directly and any reports of violations of this Code by any director or officer.

(g) Your communications of violations or concerns will be kept confidential to the extent feasible and appropriate, and except as required by law.

(h) All reports of violations of the Code will be promptly investigated and addressed. If you are not satisfied with the response, you may contact the Audit Committee

(i) Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

(j) The Company has a strict nonretaliation policy. Neither Company nor any of its associates may discharge, demote, suspend, threaten, harass or in any manner discriminate or take retaliatory action against any individuals who in good faith:

●	Provides any complaint, concern, or information, or otherwise assists any investigation, relating to: Company accounting practices, internal accounting controls, auditing matters; or matters regarding violations of securities laws or other applicable laws and regulations; or otherwise as specified in the Sarbanes- Oxley Act of 2002, or other Securities Exchange Act of 1934; or this Code;

●	Files, testifies, participates or otherwise assists in a proceeding that is filed or about to be filed relating to an alleged violation of any applicable laws;

●	Provides truthful information to a law enforcement officer relating to the commission or possible commission of any offense; or

●	Engages in any other conduct protected by law.

18.	Compliance Required

The matters covered in this Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees, agents, contractors, consultants and representatives to adhere to these rules in carrying out their duties for the Company.

Any individual whose actions are found to violate these policies or any other policies of the Company will be subject to disciplinary action, up to and including immediate termination of employment or business relationship. Where the Company has suffered a loss, it may pursue its legal remedies against the individuals or entities responsible.

19.	Disclosure

This Code will be made available on the Company’s web site.

20.	Administration

No code, including this one, can cover all situations. Similarly, exceptional circumstances may occur which do not fit neatly within the guidelines of this Code or where strict application of this Code may not produce a fair result. Overall administration of this Code including its interpretation and amendment is under the authority of the Audit Committee of the Board of Directors.

EXHIBIT A

ACKNOWLEDGMENT OF RECEIPT OF CODE
OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company’s Code of Business Conduct and Ethics (the “Code”). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my position as an employee, officer or director of the Company. I further agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my position, I know I can consult my supervisor, the General Counsel or another member of the Legal Department, knowing that my questions or reports to these sources will be maintained in confidence to the extent feasible and appropriate.

Pursuant to Section 2(c) of the Code, please list all investments in any client, credit source or competitor of the Company (include name of issuer and security and number of securities owned):